Exhibit 10.74

BUSINESS OBJECTS S.A.
2006 STOCK PLAN
Adopted on October 19, 2006
1. PURPOSES OF THE PLAN
The shareholders of Business Objects S.A. have decided to authorize the board of directors to implement to the benefit of certain employees and officers of Business Objects S.A. and of certain employees of it subsidiaries, a plan to allocate shares, according to Articles L.225-197-1 to L. 225-197-5 of the French Commercial Code, so that, among other things, they are associated with Business Objects development.
In accordance with the powers granted by the extraordinary meeting of shareholders of Business Objects S.A. of June 7, 2006, under its 20th resolution, the board of directors at its meeting of October 19, 2006, drew up and adopted the terms and conditions of this plan for the allocation of shares.
2. DEFINITIONS
As used herein, the following definitions shall apply:

Affiliate	means a company affiliated to the Company in accordance with the provisions set forth in Article L 225-197-2 of the French Commercial Code. As a reminder, as of the day of the adoption of the Plan, this includes:

— companies of which at least one tenth (1/10) of the share capital or voting rights is held directly or indirectly by the Company;

— companies which own directly or indirectly at least one tenth (1/10) of the share capital or voting rights of the Company; and

—   companies of which at least fifty percent (50%) of the share capital or voting rights is held directly or indirectly by a company which owns directly or indirectly at least fifty percent (50%) of the share capital or voting rights of the Company.

Acquisition Period	means the period starting at the Initial Allocation Date and ending at the Definitive Allocation Date, at which Shares are delivered to the Beneficiary. This period is set by the Board at the time of the Initial Allocation, is stipulated in the Share Allocation Agreement and must be no less than two years, according to the Shareholders Authorization.

Beneficiary(s)	means the one or more eligible persons in respect of whom the Board has decided an Initial Allocation of Shares, and as the case may be, their heirs.

Board	means the board of directors of the Company.

Continuous Status as a Beneficiary
(i)    if the Beneficiary is an employee, this means that the continuous relationship between the Beneficiary and the Company or an Affiliate is not interrupted or terminated. “Continuous Status as an Beneficiary” shall not be considered interrupted in the case of (i) any leave of absence or (ii) transfers between locations of the Company or between the Company or any Affiliate, or any successor. A “leave of absence” shall include sick leave, military leave, or any other personal leave.

(ii) if the Beneficiary is solely an officer of the Company and/or of one or more Affiliate, this means that this officer status is not interrupted or terminated for any reason whatsoever.

(iii) If the Beneficiary is both an employee and an officer, the loss of any one of these positions, but not the other, does not entail the loss of Continuous Status as a Beneficiary.

Company	means Business Objects S.A.

Definitive Allocation	means, after achievement of all allocation conditions, the delivery of the Shares, free of charge, to the Beneficiary at the Definitive Allocation Date.

Definitive Allocation Date	means, at the end of the Acquisition Period, for each Beneficiary and for each given allocation of Shares, the date of the delivery of the Shares to the Beneficiary.

Depositary	means BNP Paribas Securities Services, or its successors, as depositary of the Company’s securities.

Holding Period	means the period starting at the Definitive Allocation Date, during which the Shares cannot be assigned or disposed of or converted to bearer shares. This period is set by the Board at the time of the Initial Allocation, it is stipulated in the Share Allocation Agreement and it must be no less than two years, according to the Shareholders Authorization.

Initial Allocation	means the decision of the Board to allocate Shares to a given Beneficiary. This Initial Allocation constitutes an entitlement to receive Shares, free of charge, at the end of the Acquisition Period, subject to achievement of the allocation conditions.

Initial Allocation Date	means for each Beneficiary and for each given Initial Allocation of Shares, the date on which the Board decided to allocate such Shares.

Notification Date (of the Share Allocation Agreement)	means the date on which the Company through its local representative notifies the Beneficiary of the Share Allocation Agreement and, as the case may be, of the appendices thereto and of all the other forms attached to the Share Allocation Agreement.

Plan	means these provisions and their eventual future amendments at a later date.

Share(s)	mean one or more shares of the Company, whether existing or to be issued.

Share Allocation Agreement	means for each Initial Allocation of Shares, the agreement made between the Company and the Beneficiary, addressing among other things the terms of allocation, holding, and disposal of Shares in regard to the Initial Allocation, the agreement being signed by the Beneficiary and a legal representative or an attorney of the Company. The Share Allocation Agreement is governed by the provisions of this Plan.

Shareholders Authorizations	Means the authorization granted under the 20th resolution of the extraordinary meeting of shareholders of Business Objects S.A. of June 7, 2006.
3. SHARES SUBJECT TO THE PLAN
This Plan sets forth the terms and conditions applicable to the Initial Allocations of new or existing Shares granted to Beneficiaries.
Subject to the adjustments provided for under Article 9 of this Plan, the maximum aggregate amount of new and/or existing Shares to be allocated, as an Initial Allocation under this Plan, amounts to 3,000,000 Shares per calendar year, it being specified in all events that the total number of Shares granted free of charge under this Plan shall not exceed 10% of the share capital as of the date of the

Initial Allocation, in accordance with the terms set forth in Article L. 225-197-1 of the French Commercial Code; and that the total number of Shares issued and/or granted under the nineteenth and twentieth resolutions of the extraordinary meeting of the shareholders of the Company on held on June 7, 2006, shall not exceed 2,500,000 Shares; and furthermore that the total number of Shares issued during each calendar year under the sixteenth, eighteenth, nineteenth and twentieth resolutions of the extraordinary meeting of the shareholders of the Company held on June 7, 2006 shall not exceed for each concerned calendar year, 3% of the share capital of the Company as of December 31 of the previous calendar year. This authorization is valid for 24 months and will expire on June 7, 2008.
The Initial Allocation of a Share subsequently reduces the number of Shares available under the Plan.
All the Shares covered by Initial Allocations which are not subject to a Definitive Allocation, shall revert to the number of Shares available for Initial Allocations at a later date under the Plan.
In accordance with Article L. 225-197-3 of the French Commercial Code, the rights arising from the Initial Allocation will not be available until the completion of the Acquisition Period.
4. BENEFICIARIES UNDER THE PLAN
Beneficiaries of the Shares shall be chosen from the employees and eligible officers (i.e., the chairman of the board, the chief executive officer, the deputy chief executive officers, the members of the supervisory board or the president) of the Company and its Affiliates.
5. ADMINISTRATION OF THE PLAN
The Plan shall be administered by the Board. In accordance with the provisions of the French Commercial Code, the Shareholders Authorization and the Plan, the Board shall, particularly, be empowered, as its sole discretion, to:
—	set the list of Beneficiaries and decide Initial Allocations of Shares to such Beneficiaries;

—	set the duration of the Acquisition Period and the Holding Period, within the limits of the Shareholders Authorization;

—	set the terms and conditions of the Definitive Allocation of the Shares, including but not limited to the performance conditions, if any;

—	determine the number of Shares covered by each Initial Allocation;

—	approve contractual forms for use under the Plan, if any;

—	approve sub-plans of the Plan implemented in order to benefit from preferential tax treatment under applicable local tax law;

—	interpret and modify the provisions of the Plan, the contractual forms and the sub-plans;

—	authorize persons to sign, on behalf of the Company, the documents required for the implementation of the Plan and the allocation of Shares;

—	determine the terms and restrictions applicable to the Shares, including but not limited to, restricting or limiting the conversion of Shares to bearer form for certain periods or following certain events, in accordance with the Article L.225-197-1 of the French Commercial Code;

—	modify the duration of the Acquisition Period and the Holding Period, according to new applicable law, as the case may be; and

—	make all other determinations deemed necessary for the administration of the Plan.
6. INFORMING BENEFICIARIES ABOUT INITIAL ALLOCATION OF SHARE(S)
The Company shall inform the Beneficiary of the Initial Allocation of Share(s) by sending or remitting in person the Share Allocation Agreement, with a copy of this Plan. On receipt the Beneficiary shall carefully review all the documents given by the Company and return a signed copy of the Share Allocation Agreement to the Company, within the deadline set by the Board and/or the Plan, as the case may be.
7. CONDITIONS RELATING TO THE ACQUISITION OF SHARE(S)
7.1. Conditions of Definitive Acquisition of the one or more Shares
The Shares related to an Initial Allocation under this Plan shall form part of a Definitive Acquisition by the Beneficiary subject to the fulfillment of all of the following terms and conditions:
(i)	the signature of the Beneficiary of his/her Share Allocation Agreement and appendices thereto if any, and of all other forms attached to this Share Allocation Agreement no later than the 90th day of the Notification Date, otherwise the Initial Allocation shall become immediately null and void;

(ii)	on completion of the Acquisition Period,

(iii)	maintaining Continuous Status as a Beneficiary through the Definitive Allocation Date;

(iv)	the achievement of the eventual performance goals, set by the Board and stipulated by the Share Allocation Agreement; the achievement of such performance goals being determined by the Board or by its Compensation Committee and notified in written to the Beneficiary.
7.2. Decease of Beneficiary
In the event of the death of the Beneficiary, the rights of his/her heirs shall be governed by Article L.225-19763 of the French Commercial Code.
8. ENTITLEMENT AND DISPOSAL OF SHARE(S) ACQUIRED
8.1. Delivery of Share(s)
The Actions shall be delivered to accounts in the Beneficiary’s name opened in the books of the Depositary, on the Definitive Allocation Date, subject to the Beneficiaries having paid to the Company or the Affiliate all the sums withheld or due, if any, in respect of the allocation and delivery of Shares.
The Shares actually acquired at the end of the Acquisition Period and in accordance with the provisions of Article 7, shall be subject to all legal provisions and the Company’s bylaws, and shall confer rights and entitlement with effect from the Definite Allocation Date.
8.2. Holding Period
The Beneficiaries may not transfer Shares property, in any circumstances, by disposal or assignation or by any other means, nor convert the Shares actually acquired to bearer shares, prior to the completion of the Holding Period.
8.3. Disposal of the Share(s)
The Beneficiaries shall be subject to the rules applicable to insider dealing applicable at the time of disposal of Shares, set by Company’s internal policies, including its insider trading policy, and applicable laws or regulations. Thus Shares shall not be disposed of:
(i)	Within ten trading days prior and after the date on which the consolidated financial statements, or failing these the annual accounts of the Company, are disclosed to the public;

(ii)	Within the period from the date on which the management of the Company becomes aware of material information which, if it was made public, could significantly affect the Company’s stock price, and until ten trading days after the date said information was made public.
Accordingly, the Company is authorized to implement processes, disclosed to the Beneficiaries and applied by the Depositary to prevent any disposal of the Shares during the prohibition periods set by the applicable laws and the Company’s internal policies.

9.	AMENDMENTS TO THE PLAN
9.1.	Principle

This Plan may be amended by the Board and the new provisions will apply to the Beneficiaries of Shares that are not definitively acquired yet.

However, no amendment may be made to this Plan if deemed unfavorable to the Beneficiaries, unless this modification due to new from recent legislation or regulatory enactment or any other enforceable provision applicable to the Company.

9.2.	Notification of change

Notification to a Beneficiary eligible under the Plan may be made personally or collectively by any means, including by internal mail, regular mail or mail with acknowledgement of receipt, or by electronic mail to the address or number indicated by this person, or by publication on the Company’s Human Resources website. Notification shall be considered received at the time of transmission except in the event of regular mail or publication on the Human Resources website of the Company, in which cases notification shall be deemed received 72 hours after sending or publication or for mail with acknowledgement of receipt on the date of first presentation. Any dispatch of documents and notification shall be made at the risk and perils of the recipient.

9.3	Special Case of non-Residents in France

As certain Beneficiaries under the Plan have the status of non-residents in France, the Board may decide in the light of the conditions established by certain countries under their tax laws regarding the effective acquisition of the Shares and their later disposal, to modify certain provisions of this Plan in regard to Beneficiaries working in these said counrties, without such modifications having as their effect (with the exception of aspects relating to the tax regime of these States) making the Plan more favorable for these Beneficiaries, and subject to the reserve that any tax or social contribution borne by the Beneficiary, be paid by the Beneficiary prior to the Definitive Grant of the Shares.
10.	TERM AND TERMINATION OF THE PLAN

This Plan is adopted on October 19, 2006, by the Board, according to the Shareholders Authorization and for the purpose of certain local laws. This Plan shall be effective at the first date of the Initial Grant Date of Shares decided by the Board, scheduled on November 9, 2006, and shall continue to apply subject to the required authorizations of the extraordinary meeting of shareholders of the Company, until its termination by sole decision of the Board.

11.	CONDITIONS UPON ISSUANCE OF SHARES

The Shares shall only be issued on the Definitive Allocation Date if the issuance and distribution of Shares is compliant to all legal rules and regulations applicable, including but not limited to: the provisions in force for the time being of the French Commercial Code, the United States Securities Act of 1933 and amendments thereto, the Securities Exchange Act of 1934, as amended, and the regulations of all stock market pricing and listing systems whereby which the Shares are traded.

12.	LIABILITY OF THE COMPANY

The inability of the Company to obtain authority from any regulatory body having competent jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance of any Shares, shall relieve the Company of any liability in respect to the failure to issue such Shares as to which such requisite authority should not have been obtained.

13.	LAW, JURISDICTION AND LANGUAGE

This Plan is governed by French law. It shall in all of its provisions be binding upon and effective in regard to the Company, the Beneficiaries and their heirs. The English language version of this Plan exists for the benefit of non French speaking Beneficiaries, the French language version being the sole valid version of this Plan.

In the event of difference of opinion or dispute in regard to the construction, validity or implementation of this Plan, the parties shall make every effort to reach an amicable solution. Otherwise, the dispute shall appear the competent French jurisdiction.